Exhibit 14.1

BLUEROCK HOMES TRUST, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Effective October 6, 2022

I. PUTTING THIS CODE OF BUSINESS CONDUCT AND ETHICS TO WORK

About this Code of Business Conduct and Ethics

We at Bluerock Homes Trust, Inc. (the “Company”) are committed to the highest standards of business conduct in our relationships with each other, with companies with which we do business and with our stockholders and others. This requires that we conduct our business in accordance with all applicable laws and regulations and in accordance with the highest standards of business ethics. This Code of Business Conduct and Ethics (this “Code”) helps each of us in this endeavor by providing a statement of the fundamental principles and key policies and procedures that govern the conduct of our business. This Code operates in conjunction with, and in addition to, the policies of the Company’s operating partnership, Bluerock Residential Holdings, L.P. (the “Operating Partnership”), its wholly owned subsidiary, Bluerock REIT Operator, LLC (“REIT Operator”), and Bluerock Real Estate, L.L.C., the Company’s affiliate (“Bluerock”). This Code describes standards of conduct for all employees, officers and directors of the Company, and employees, members, officers and directors of the Operating Partnership and/or REIT Operator who provide services to the Company (collectively, “Company Personnel”), as well as to any firm or individual that provides a product or service to the Company, the Operating Partnership and/or REIT Operator (collectively, “Vendors”). This Code is a statement of the Company’s expectations for Company Personnel and Vendors. Neither the adoption of this Code nor any description of its provisions constitutes a representation that all Company Personnel and Vendors are at any time in full compliance therewith. For the avoidance of doubt, in the event the policies and/or procedures of this Code differ from the policies and/or procedures of the Company’s Code of Ethics for Senior Executive and Financial Officers (the “SOX Code”), the policies and/or procedures of the SOX Code will control for purposes of the Company Personnel who are subject to the SOX Code.

The purpose of this Code is to deter wrongdoing and to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in our Securities and Exchange Commission reports and other public communications, (iii) compliance with applicable laws, rules and regulations, including insider trading laws, (iv) prompt internal reporting of violations of the Code to appropriate persons identified in the Code, and (v) accountability for adherence to the Code.

Our business depends on the quality of the Company’s reputation and, in turn, on all of us to exhibit integrity and engage only in principled business conduct. Thus, in many instances, the policies referenced in this Code go beyond the requirements of the law.

This Code is a statement of policies for individual and business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment. Employees of the Company are employed at-will except when they are covered by an express, written employment agreement. This means that an employee may choose to resign his or her employment at any time, for any reason or for no reason at all. Similarly, the Company may choose to terminate an individual’s employment at any time, for any legal reason or for no reason at all.

Meeting Our Shared Obligations

Each of us is responsible for knowing and understanding the policies and guidelines contained in the following pages. If questions arise, ask them; if there are ethical concerns, raise them. The Company’s Chief Legal Officer is responsible for overseeing and monitoring compliance with this Code, and the other resources set forth in this Code are available to answer questions and provide guidance and for all to report suspected misconduct. Our conduct must reflect the Company’s values, demonstrate ethical leadership and promote a work environment that upholds the Company’s reputation for integrity, ethical conduct and trust.

II. RESPONSIBILITY TO OUR ORGANIZATION

Company Personnel are expected to dedicate their best efforts to the business of the Company and to avoid any conflicts with the interests of the Company.

Conflicts of Interest

The identification and management of all conflicts of interest must be fundamental considerations in all of your business-related activities. Broadly speaking, a conflict of interest may be present whenever your personal interests are inconsistent with, or appear to be inconsistent with, those of the Company. Conflicts of interest, if not properly addressed, can cause serious harm to the Company. Even the mere appearance of a conflict of interest (i.e., where no conflict may actually exist) can result in potentially irreversible damage to the Company’s reputation. As such, it is the responsibility of each of us to help in the effort to identify actual or potential conflicts of interest associated with the Company’s business and promptly bring any such issues to the attention of the Company’s Chief Legal Officer.

In order to maintain the highest degree of integrity in the conduct of the Company’s business and to maintain independent judgment, Company Personnel must avoid any activity or personal interest that creates or appears to create a conflict between her or his personal interests and the interests of the Company. A conflict of interest occurs when the individual’s personal or private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. A conflict situation can arise when the individual takes actions or has interests that make it difficult for the individual to perform her or his work objectively and effectively on behalf of the Company. Company Personnel should never act in a manner that could cause them to lose their independence and objectivity or that could adversely affect the confidence of the companies with which we do business or fellow Company Personnel, or the integrity of the Company or its procedures.

Although we cannot list every conceivable conflict, the following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:

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Improper Personal Benefits from the Company. Conflicts of interest arise when Company Personnel, or members of the family of Company Personnel, receive improper personal benefits as a result of a position with the Company, the Operating Partnership, or REIT Operator. Loans to, or guarantees of obligations of, such persons are of special concern. Company Personnel may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedures.

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Business Arrangements with the Company. Other than in their roles as employees, members, officers and/or directors of the Operating Partnership or REIT Operator, Company Personnel may not participate in a joint venture, partnership or other business arrangement with the Company, without the prior approval of a majority of the Company’s Board of Directors (the “Board”).

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Outside Employment or Activities. Other than employment with, or being a member of, or serving as an officer or director of, the Operating Partnership, REIT Operator or Bluerock or with the prior written consent of the Company’s Chief Legal Officer, simultaneous employment with any other entity, serving as a trustee/director of a significant competitor of the Company, serving as a trustee/director of any entity in which the Company is invested or engaging in any activity that Company Personnel should reasonably expect to advance a competitor’s interests is strictly prohibited. It is the responsibility of such person to consult with the Company’s Chief Legal Officer to determine whether a planned activity will compete impermissibly with any of the Company’s business activities before such person pursues the activity in question.

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Charitable, Government and Other Outside Activities. The Company encourages all Company Personnel to participate in projects and causes that further the welfare of our local communities. However, Company Personnel must obtain the prior written approval of the Company’s Chief Legal Officer before serving as a trustee/director of any not-for-profit, for-profit or other entity or before running for election or seeking appointment to any government-related position.

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Family Members Working In The Industry. Company Personnel may find themselves in a situation where their spouse or significant other, one or more of their children, parents or in-laws, or someone else with whom they have a familial relationship is employed by a competitor of the Company or a company with which we do business. Such situations are not prohibited, but they call for extra sensitivity to security, confidentiality and conflicts of interest. There are several factors to consider in assessing such a situation. Among them: the relationship between the Company and the other company; the nature of the responsibilities of the applicable Company Personnel with respect to the Company and those of the other person; and the access each of them has to their respective employer’s confidential information. Such a situation, however harmless it may appear, could arouse suspicions among associates that might affect working relationships. The very appearance of a conflict of interest can create problems, regardless of the propriety of the individual’s behavior.

To remove any such doubts or suspicions, Company Personnel must disclose their specific situation to the Company’s Chief Legal Officer to assess the nature and extent of any concern and how it can be resolved. In some instances, any risk to the Company’s interests may be sufficiently remote such that the Company’s Chief Legal Officer may only remind you to guard against inadvertently disclosing Company confidential information and not to be involved in decisions on behalf of the Company that involve the other company.

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Potential Company Conflicts of Interest. There are a variety of situations in which the Company itself may be viewed as having a conflict of interest. Ultimately, each of us is responsible for helping to identify Company-related conflicts of interest and promptly raising them with the Company’s Chief Legal Officer.

Company Opportunities

Company Personnel owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Company Personnel may not take for themselves personally opportunities that are discovered through the use of Company property, information or position or use Company property, information or position for personal gain. Nor may they compete with the Company.

Entertainment, Gifts and Gratuities

When Company Personnel are involved in making business decisions on behalf of the Company, their decisions must be based on uncompromised objectivity of judgment. Individuals interacting with any person who has business dealings with the Company (including companies with which the Company does business, competitors, contractors and consultants) must conduct such activities in the best interest of the Company. Company Personnel must not accept any gifts, entertainment or gratuities that could influence or be perceived to influence decisions about the Company’s best interests.

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Receipt of Gifts and Entertainment. Company Personnel must not accept any gifts, entertainment or gratuities that could influence or be perceived to influence their business decisions on behalf of the Company. They must never request or ask for gifts, entertainment or any other business courtesies from people doing business with the Company. Unsolicited gifts and business courtesies, including meals and entertainment, are permissible if they are customary and commonly accepted business courtesies; are not excessive in value; and are given and accepted without an express or implied understanding that the individual is in any way obligated by his or her acceptance of the gift. Gifts that are outside these guidelines may not be accepted without the prior written approval of the Company’s Chief Legal Officer. Gifts of cash or cash equivalents (including gift certificates, securities, below-market loans, etc.) in any amount are prohibited and must be returned promptly to the donor. Loans (not including loans at market rates from financial institutions made in the ordinary course of business) from any counter-party, or entity in which the Company has an interest, are prohibited.

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Offering Gifts and Entertainment. When the Company is providing a gift, entertainment or other accommodation in connection with Company business, it must do so in a manner that is in good taste and without excessive expense. Company Personnel may not furnish or offer to furnish any gift that goes beyond the common courtesies associated with accepted business practices or that is excessive in value. The above guidelines for receiving gifts should be followed in determining when it is appropriate to give gifts and when prior written approval is necessary. Companies with which we do business likely have gift and entertainment policies of their own. We must be careful never to provide a gift or entertainment that violates the other company’s gift and entertainment policy.

What is acceptable in the commercial business environment may be entirely unacceptable in dealings with the government. There are strict laws that govern providing gifts, including meals, entertainment, transportation and lodging, to government officials and employees. Company Personnel are prohibited from providing gifts or anything of value to government officials or employees or members of their families in connection with Company business without the prior written approval of the Company’s Chief Legal Officer. For more information, see the section of this Code entitled “Interacting with Government.”

Giving or receiving any payment or gift in the nature of a bribe or kickback is absolutely prohibited.

Company Personnel who encounter an actual or potential conflict of interest, face a situation where declining the acceptance of a gift may jeopardize a Company relationship, are requested to pay a bribe or provide a kickback or encounter a suspected violation of this Code must immediately report the situation to the Company’s Chief Legal Officer.

Protection and Proper Use of Company Assets

We each have a duty to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company Personnel should take measures to prevent damage to and theft or misuse of Company property. All Company assets should be used only for legitimate business purposes. When an individual leaves the Company, all Company property must be returned to the Company. Incidental and occasional personal use of the Company’s electronic mail and telephone systems is permitted. However, the Company’s computer and telephone systems are Company property and therefore, Company Personnel utilizing them for personal purposes or messages should have no expectation of personal privacy in connection with their use of these resources, except as specifically authorized in this Code or elsewhere.

Company Books and Records

All Company documents must be completed accurately, truthfully and in a timely manner, including all travel and expense reports. When applicable, documents must be properly authorized. The Company’s financial activities must be recorded in compliance with all applicable laws and accounting practices. The making of false or misleading entries, records or documentation is strictly prohibited. Company Personnel and Vendors must never create a false or misleading report or make a payment or establish an account on behalf of the Company with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Record Retention

In the course of its business, the Company produces and receives large numbers of documents. Numerous laws require the retention of certain Company documents for various periods of time. The Company is committed to compliance with all applicable laws and regulations relating to the preservation of records. The Company’s policy is to identify, maintain, safeguard and destroy or retain, as determined to be required, all records in the Company’s possession on a systematic and regular basis.

An individual who learns of a subpoena or a pending or contemplated litigation or government investigation should immediately contact the Company’s Chief Legal Officer. The individual must retain and preserve all records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until he or she is advised by the Company’s Chief Legal Officer as to how to proceed. The individual must also affirmatively preserve from destruction all relevant records that, without intervention, would automatically be destroyed or erased (such as e-mails and voicemail messages). Destruction of such records, even if inadvertent, could seriously prejudice the Company. Any questions regarding whether a particular record pertains to a pending or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records should be directed to the Company’s Chief Legal Officer.

Confidential Information

Company Personnel and Vendors may learn, to a greater or lesser degree, facts about the Company’s business, plans, operations or “secrets of success” that are not known to the general public or to competitors. Sensitive information such as data of companies with which we do business, the terms and prices offered or paid for properties or their disposition, and marketing or strategic plans, are examples of the Company’s confidential information or trade secrets. Confidential information includes all nonpublic information that might be of use to competitors, or harmful to the Company or companies with which we do business, if disclosed. During the course of performing their responsibilities, Company Personnel and Vendors may obtain information concerning possible transactions with other companies or receive confidential information concerning other companies that the Company may be under an obligation to maintain as confidential.

Company Personnel and Vendors must maintain the confidentiality of information entrusted to them by the Company or companies with which the Company does business, except when disclosure is authorized or legally mandated. Company Personnel and Vendors who possess or have access to confidential information or trade secrets must:

•	not use the information for their benefit or the benefit of persons inside or outside the Company, the Operating Partnership or REIT Operator.

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carefully guard against disclosure of that information to people outside the Company. For example, such matters should not be discussed with family members or business or social acquaintances or in places where the information may be overheard, such as taxis, public transportation, elevators or restaurants.

•	not disclose confidential information to other Company Personnel or Vendors unless such Company Personnel or Vendors need the information to carry out business responsibilities.

Confidentiality agreements are commonly used when the Company needs to disclose confidential information to others. A confidentiality agreement puts the person receiving confidential information on notice that he or she must maintain the secrecy of such information. If, in doing business with persons not employed by or otherwise providing services to the Company, an individual foresees that he or she may need to disclose confidential information, he or she should call the Company’s Chief Legal Officer and discuss the utility of entering into a confidentiality agreement.

The obligation to treat information as confidential does not end when an individual leaves, or a Vendor ceases to provide products or services to, the Company, the Operating Partnership, or REIT Operator, as the case may be. Upon separation from (or, for Vendors, upon cessation of provision of products or services to) the Company, the Operating Partnership, or REIT Operator, as the case may be, everything that belongs to the Company, including all documents and other materials containing confidential information of the Company, or that of companies with which we do business, must be returned. Confidential information must not be disclosed to a new employer or to others after separation from the Company.

Likewise a previous employer’s confidential information must not be disclosed to the Company. Of course, individuals may use general skills and knowledge acquired during their previous employment.

Trademarks, Copyrights and Other Intellectual Property

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Trademarks. Company Personnel and Vendors must always properly use our trademarks and advise the Company’s Chief Legal Officer of infringements by others. Similarly, the trademarks of third parties must be used properly.

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Copyright Compliance. All software or programs created by Company Personnel or Vendors in connection with their association with the Company or provision of services to the Company are “works for hire” and are the sole property of the Company. Company Personnel and Vendors understand that they have no right, title or interest in any intellectual property created by them in connection with their employment or provision of services to the Company unless otherwise expressly agreed to in writing by the Company’s Chief Legal Officer.

Works of authorship such as books, articles, drawings, computer software and other such materials may be covered by copyright laws. It is a violation of those laws and of the Company’s policies to make unauthorized copies of or derivative works based upon copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted.

The Company licenses the use of some of its computer software from outside companies. In most instances, this computer software is protected by copyright. Company Personnel may not make,

acquire or use unauthorized copies of computer software. Any questions concerning copyright laws should be directed to the Company’s Chief Legal Officer.

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Intellectual Property Rights of Others. It is Company policy not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos or printed materials of another company, including any such uses on the Company’s website, if any, Company Personnel and Vendors must do so properly and in accordance with applicable law.

Computer and Communication Resources

The Company’s communication resources, including computers, voicemail and e-mail, provide substantial benefits, but they also present significant security and liability risks to individuals and the Company. It is extremely important that Company Personnel take all necessary measures to secure their computer and any computer or voicemail passwords. All sensitive, confidential or restricted electronic information must be password protected, and, if sent across the Internet, must be protected by Company-approved encryption software. If an individual has any reason to believe that his or her password or the security of a Company computer or communication resource has in any manner been compromised, he or she must change the password immediately and report the incident to the Company’s Chief Legal Officer.

When using Company resources to send e-mail, voicemail or to access Internet services, Company Personnel are acting as representatives of the Company. Any improper use of these resources may reflect poorly on the Company, damage its reputation and expose the individual and the Company to legal liability.

All of the computing resources used to provide computing and network connections throughout the Company are the property of the Company and are intended for use by Company Personnel (and Vendors, when applicable) to conduct the Company’s business. All e-mail, voicemail and personal files stored on Company computers are Company property. Company Personnel and Vendors should therefore have no expectation of personal privacy in connection with these resources. The Company may, from time to time and at its sole discretion, review any files stored or transmitted on its computer and communication resources, including e-mail messages, for compliance with Company policy. Incidental and occasional personal use of electronic mail and telephones is permitted, but such use should be minimized and the length of the messages should be kept as short as possible, as these messages cost the Company in both productive time and money. Even personal messages on the Company’s e-mail and voicemail systems are Company property.

Company resources must not be used in a way that may be disruptive or offensive to others or unlawful. At all times when sending e-mail or transmitting any other message or file, Company Personnel and Vendors should not transmit comments, language, images or other files that the Company would be embarrassed to have read by any person. Remember that “private” e-mail messages are easily forwarded to a wide audience. In addition, do not use these resources in a wasteful manner. Unnecessarily transmitting messages and other files wastes not only computer resources but also the time and effort of Company Personnel who then have to sort and read through unnecessary email.

Use of computer and communication resources must be consistent with all other Company policies, including those relating to harassment, privacy, copyright, trademark, trade secret and other intellectual property considerations.

Insider Trading

You are prohibited by Company policy and by law from buying or selling publicly traded securities for any purpose at a time when you are in possession of “material nonpublic information.” This conduct is known as “insider trading.” Insider trading is both unethical and illegal. Passing such information on to someone who may buy or sell securities – known as “tipping” – is also illegal. Information is considered “material” if a reasonable investor would consider it important in arriving at a decision to buy, sell or hold securities. If you have any question about whether a particular transaction may constitute insider trading, you should consult the Company’s Insider Trading Policy which has been provided to you and, prior to trading, consult with the Company’s Chief Legal Officer.

Related Person Transactions

All Company Personnel must promptly disclose to the Company’s Audit Committee any “related person transaction” (defined as any existing or proposed transaction, arrangement, relationship or series of similar transactions, arrangements or relationships in which the Company is or was a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts about the transaction. If you have any question about whether a particular transaction may qualify as a related person transaction, you should consult the Company’s Related Person Transaction Policy, which is available at https://s201.q4cdn.com/869028314/files/doc_governance/2022/Related-Person-Transaction-Policy.pdf, and consult with the Company’s Chief Legal Officer.

Responding to Inquiries from Press and Others

Company Personnel and Vendors who are not official spokespersons for the Company may not speak with the press, securities analysts, other members of the financial community, stockholders or groups or organizations as a representative of the Company or about the Company’s business unless specifically authorized to do so by the Company’s Chief Executive Officer. Requests for financial or other information about the Company from the media, the press, the financial community, stockholders or the public should be referred to the Company’s Chief Operating Officer. Requests for information from regulators or the government should be referred to the Company’s Chief Legal Officer.

III. FAIR DEALING

The Company depends on its reputation for quality and integrity. The way we deal with competitors and companies with which we do business molds our reputation, builds long term trust and ultimately determines our success. Company Personnel and Vendors should endeavor to deal fairly with the Company’s suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

IV. INTERACTING WITH GOVERNMENT

Prohibition on Gifts to Government Officials and Employees

The various branches and levels of government have different laws restricting gifts, including meals, entertainment, transportation and lodging that may be provided to government officials and government employees. Company Personnel are prohibited from providing gifts, meals or anything of value to government officials or employees or members of their families without the prior written approval of the Company’s Chief Legal Officer.

Political Contributions and Activities

Laws of certain jurisdictions prohibit the use of Company funds, assets, services or facilities on behalf of a political party or candidate. Payments of corporate funds to any political party, candidate or campaign may be made only if permitted under applicable law and approved in writing and in advance by the Company’s Chief Legal Officer.

Work time may be considered the equivalent of a contribution by the Company. Therefore, Company Personnel will not be paid by the Company for any time spent running for public office, serving as an elected official or campaigning for a political candidate. Nor will the Company compensate or reimburse them, in any form, for a political contribution that they intend to make or have made.

Lobbying Activities

Laws of some jurisdictions require registration and reporting by anyone who engages in a lobbying activity. Generally, lobbying includes: (1) communicating with any member or employee of a legislative branch of government for the purpose of influencing legislation; (2) communicating with certain government officials for the purpose of influencing government action; or (3) engaging in research or other activities to support or prepare for such communication.

So that the Company may comply with lobbying laws, Company Personnel must notify the Company’s Chief Legal Officer before engaging in any activity on behalf of the Company that might be considered “lobbying” as described above.

Bribery of Foreign Officials

Company policy, the U.S. Foreign Corrupt Practices Act (the “FCPA”) and the laws of many other countries prohibit the Company, Company Personnel, Vendors and agents from giving or offering to give money or anything of value to a foreign official, political party, party official or candidate for political office in order to influence official acts or decisions of that person or entity, to obtain or retain business or to secure any improper advantage. A foreign official is an officer or employee of a government or any department, agency or instrumentality thereof, or of certain international agencies, such as the World Bank or the United Nations, or any person acting in an official capacity on behalf of one of those entities. Officials of government-owned corporations are considered to be foreign officials.

Payments need not be in cash to be illegal. The FCPA prohibits giving or offering to give “anything of value.” Over the years, many non-cash items have been the basis of bribery prosecutions, including travel expenses, golf outings, automobiles, and loans with favorable interest rates or repayment terms. Indirect payments made through agents, contractors or other third parties are also prohibited. Company Personnel and Vendors may not avoid liability by “turning a blind eye” when circumstances indicate a potential violation of the FCPA.

The FCPA does allow for certain permissible payments to foreign officials. Specifically, the law permits “facilitating” payments, which are payments of small value to effect routine government actions such as obtaining permits, licenses, visas, mail, utilities hook-ups and the like. However, determining what is a permissible “facilitating” payment involves difficult legal judgments. Therefore, Company Personnel must obtain permission from the Company’s Chief Legal Officer before making any payment or gift thought to be exempt from the FCPA.

V. IMPLEMENTATION OF THIS CODE

Responsibilities

While each of us is individually responsible for putting this Code to work, we need not go it alone. The Company has a number of resources, people and processes in place to answer our questions and guide us through difficult decisions.

Copies of this Code are available from the Company’s Chief Legal Officer, or at https://s201.q4cdn.com/869028314/files/doc_governance/2022/Code-of-Business-Conduct-and-Ethics.pdf. A statement acknowledging compliance with this Code must be signed by all Company Personnel.

Seeking Guidance

This Code cannot provide definitive answers to all questions. If you have questions regarding any of the policies discussed in this Code, or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor or the Company’s Chief Legal Officer.

Reporting Violations

If you know of or suspect a violation of applicable laws or regulations, this Code or the Company’s related policies, you must immediately report that information to the Company’s Chief Legal Officer. No one will be subject to retaliation because of a good faith report of suspected misconduct.

Investigations of Suspected Violations

All reported violations will be promptly investigated and treated confidentially to the greatest extent possible. It is imperative that reporting persons not conduct their own preliminary investigations. Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Company.

Discipline for Violations

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with this Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable laws, rules, regulations and agreements, Company Personnel and Vendors who violate this Code and/or other Company policies and procedures may be subject to disciplinary action, up to and including termination of their employment and/or association with the Company (as applicable), and if the complaint involves any employee, member, officer or director of the Operating Partnership, REIT Operator, or Vendor that provides services to the Company, the Company may also notify the Operating Partnership, REIT Operator, or Vendor of the matter, as appropriate.

Waivers of this Code

The Company will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver. Waivers of this Code for executive officers or directors may be made only by the Board as a whole and must be promptly disclosed to stockholders as required by (i) the rules of the New York Stock Exchange, NYSE American LLC or any other nationally recognized securities exchange on which the Company’s securities are traded or (ii) any other law, rule or regulation. Waivers of this Code for other Company Personnel or Vendors may be made by the Company’s Chief Executive Officer and only upon such person making full disclosure in advance of the initiation or continuation of the conduct in question. This Code may be amended in whole or in part at any time with the approval of a majority of the Board.

No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of the Company’s business. It is not intended to and does not create any rights in any officer, employee, director, partner, Vendor, competitor or stockholder of the Company or any other person or entity.

Remember

The ultimate responsibility to assure that the Company complies with the many laws, rules, regulations and ethical standards affecting our business rests with each of all Company Personnel. You must become familiar with and conduct yourself strictly in compliance with those laws, rules, regulations and ethical standards and the Company’s policies and guidelines pertaining to them.

ACKNOWLEDGMENT FORM

(COMPANY PERSONNEL)

I have received and read the Bluerock Homes Trust, Inc. Code of Business Conduct and Ethics (the “Code”), and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code and the Company’s related policies and procedures. I understand that I have an obligation to report to the Company’s Chief Legal Officer any suspected violations of this Code of which I am aware. I acknowledge that this Code is a statement of policies for business conduct and does not, in any way, constitute an employment contract or an assurance of continued employment.

Signature

Printed Name

Date